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Exhibit 11 - Computation of Earnings Per Share (1)

                                                    THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                          JUNE 30                                  JUNE 30
                                                -----------------------------           -----------------------------
                                                   1994                1993                1994                1993
                                                ----------          ---------           ---------           ---------
PRIMARY EARNINGS PER
  SHARE:
Weighted average and common
  equivalent shares                             23,113,959          18,829,705          23,079,918          18,673,070
Net income                                       4,099,091           3,151,898           8,026,824           6,197,370
Primary earnings per share                            0.18                0.17                0.35                0.33

FULLY DILUTED EARNINGS
  PER SHARE:
Weighted average and common
  equivalent shares                             23,169,038          18,829,705          23,134,997          18,673,070
Net Income                                       4,099,091           3,151,898           8,026,824           6,197,370
Primary earnings per share                            0.18                0.17                0.35                0.33


(1) All amounts have been restated to reflect the effect of the 5% stock dividend.





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